UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 26, 2005
INDUS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-2293	94-3273443

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3301 Windy Ridge Parkway, Atlanta, Georgia 30339

(Addresses of Principal Executive Offices, including Zip Code)
(770) 952-8444

(Registrant’s Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 26, 2005, the Board of Directors of Indus International, Inc. (the “Company”) approved a new Board Compensation Policy for its non-employee directors. The Board Compensation Policy provides for the payment of annual cash retainers and meeting fees, and for the issuance of restricted stock under the Indus International, Inc. 2004 Long-Term Incentive Plan, as described below. In connection with the adoption of the new Board Compensation Policy, the Company suspended the issuance of stock options pursuant to the Indus International, Inc. Amended and Restated 1997 Director Stock Option Plan.
Cash
     Annual Retainer. Each non-employee director will receive an annual retainer of $20,000 for services as a director, payable in equal quarterly installments. The Chairman of the Board will receive an additional annual retainer of $20,000. The Chairman of the Audit Committee will receive an additional $15,000 retainer, and the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee will receive an additional $7,500 retainer. The annual retainers will be paid in cash.
     Meeting Fees. Each non-employee director will receive a $1,000 fee for attendance in person at each meeting of the Board or a Committee of the Board. Non-employee directors also will receive $500 for participation in a meeting of the Board or a Committee of the Board via telephone, if such meeting lasts less than 2.5 hours, and $1,000 if such telephonic meeting lasts 2.5 hours or more.
Annual Grant of Restricted Stock
     Initial Awards. On the date he or she first becomes a non-employee director (whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy), each non-employee director will receive shares of restricted stock having a value equal to $100,000 as of the grant date. The restricted stock will vest in equal installments upon the first five anniversaries of the grant date.
     Annual Awards. On the date of the Company’s annual meeting of stockholders, each non-employee director who has served as a non-employee director for at least six months preceding such annual meeting and remains a non-employee director following such annual meeting will receive shares of restricted stock having a value equal to $50,000 as of the grant date. The restricted stock will vest in equal installments upon the first three anniversaries of the grant date.
     The shares of restricted stock granted pursuant to the Board Compensation Policy will be issued under, and will be subject to the terms and conditions of, the Indus International, Inc. 2004 Long-Term Incentive Plan, or such other plan as the board may designate from time to time.
     The Indus International, Inc. Board Compensation Policy is attached as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 5.02. Departure of Directors; Election of Directors.
     (c) On July 27, 2005, Douglas S. Massingill, a board member since July 2003, informed the Company that he has decided not to seek re-election at the upcoming annual stockholders meeting. Such decision was not a result of any disagreement with the Company.
     (d) On July 28, 2005, the Company announced that Kenneth G. Lawrence was elected to the Company’s Board of Directors for a term ending on the date of the 2005 Annual Meeting of Stockholders. The Board has nominated Mr. Lawrence for re-election to the Board and expects that Mr. Lawrence will become a member of the Company’s Nominating and Corporate Governance and Audit Committees after the 2005 Annual Meeting of Stockholders. Mr. Lawrence, age 57, retired from Exelon Corporation and Peco Energy Company in November 2003. From 2002 to 2003, he served as Chairman of Peco Energy Company, as Senior Vice President of Exelon Corporation and as President and Chief Operating Officer for Exelon Energy Delivery. Peco Energy is Pennsylvania’s largest utility and an electric and natural gas distribution subsidiary of Exelon Corporation, a registered public utility holding company. Mr. Lawrence joined Peco Energy in 1969 and served as its President from 1998 until 2002. From 1994 until 1998, he served as Peco Energy’s Chief Financial Officer. Mr. Lawrence is a director of the Philadelphia Orchestra.
     The Board has determined that Mr. Lawrence is an independent director within the meaning of NASD Rule 4200(a)(15). There were no arrangements or understandings between Mr. Lawrence and any other person pursuant to which he was selected as a director, and there are and have been no transactions, either since the beginning of Indus’s last fiscal year or that are currently proposed, regarding Mr. Lawrence that are required to be disclosed by Item 404(a) of Regulation S-K.
     The press release announcing Mr. Lawrence’s election to the Board is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.
Item 8.01. Other Events.
     On July 26, 2005, the board of directors adopted corporate governance guidelines for the Company. Such guidelines may be found on the Company’s website at http://www. indus.com.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.
10.1	Indus International, Inc. Board Compensation Policy

99.1	Press Release dated July 28, 2005 relating to the election of Kenneth G. Lawrence to the Board of Directors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUS INTERNATIONAL, INC. /s/ Gregory J. Dukat ————————————————————— Name: Gregory J. Dukat Title: President and Chief Executive Officer

Date: July 28, 2005